CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated April 15, 2014 relating to the financial statements of Primco Management Inc. that appears in the Annual Report on Form 10-K/A of Primco Management Inc. for the year ended December 31, 2013.

//Terry L. Johnson, CPA//

Casselberry, FL

April 10, 2015